Psychemedics Corporation Announces Q3 Earnings

DECLARES 85TH CONSECUTIVE QUARTERLY DIVIDEND

ACTON, Mass., Oct. 24, 2017 /PRNewswire/ -- Psychemedics Corporation (NASDAQ: PMD) today announced third quarter financial results for the period ended September 30, 2017. The Company also announced a quarterly dividend of $0.15 per share payable to shareholders of record as of November 6, 2017, to be paid on November 17, 2017. This will be the Company's 85th consecutive quarterly dividend.

The Company's revenue for the quarter ended September 30, 2017 was $10.0 million versus $11.8 million for the quarter ended September 30, 2016, a decrease of 15%. Net income for the quarter ended September 30, 2017 was $1.4 million or $0.25 per diluted share, versus $2.7 million or $0.49 per diluted share, for the comparable period last year, a decrease of 50%. The Company's revenue for the nine months ended September 30, 2017 was $29.9 million versus $28.2 million for the nine months ended September 30, 2016, an increase of 6%. Net income for the nine months ended September 30, 2017 was $3.8 million or $0.68 per diluted share, versus $4.3 million or $0.79 per diluted share, for the comparable period last year, a decrease of 13%.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

"Our 3rd Quarter contained some disappointing short-term financial results compared to last year's all-time record quarter for the Company. The revenue and earnings results are not where we want to be, as we believe they do not reflect the underlying fundamentals and long-term strength of our Company. At the same time, we also achieved some significant long-term positives.

"The Brazilian market continues to evolve, and, as in any new and large market, short-term challenges and uncertainty are to be expected. We will continue to address those challenges with initiatives that are in the best long-term interests of the Company. This is a large market that will be expanding by law (the law required that in September 2018, professional drivers must renew their license every 2 ½ years, instead of the current every 5 years). This will represent a virtual doubling of this large market in the not-too-distant future. In addition, the results of this government mandated testing program have been so favorable for the people of Brazil in terms of the significant reduction in highway accidents and fatalities that the government is discussing and considering requiring a hair test for other types of driver's licenses. We intend to continue to be a major factor in the development of this large and growing market.

"At the same time, we were unfavorably impacted by a fall-off in our Oil and Gas sector, partially as a result of Hurricane Harvey. This sector had been up nicely in the 1st half and we expect this business to recover in the near term.

"During the quarter, we also achieved some major positives, which will continue to expand our market opportunity and help drive future growth. We were excited to announce a number of "FIRSTS" again for our Company:

  "In July, we announced that we were the first laboratory to be approved for the testing of drugs of abuse in hair by the State of Iowa. This follows a long-overdue change in the Iowa law allowing private sector pre-employment drug testing using hair samples.
  "In August, we announced the launch of a Synthetic Cannabinoids test – a hair test that looks for the compounds found in commonly-abused products such as K2, Spice and Blaze. We believe we are the first laboratory in the world to develop and offer a hair test for Synthetic Cannabinoids for the workplace. Synthetic Cannabinoids are often marketed as a "legal high" alternative to marijuana, and are commonly sold as incense in retail stores, head shops and on the internet. In response to reports of an alarming increase in abuse and overdoses, the Federal Government has classified many Synthetic Cannabinoids as Schedule I drugs under the U.S. Controlled Substances Act -- the same category as heroin and LSD.
  "In September, we announced the launch of an FDA-Cleared Benzodiazepines hair test. Psychemedics is the first hair testing laboratory to have its hair test for Benzodiazepines cleared by the FDA. Our test detects numerous Benzodiazepines, including Xanax®, Valium®, and Ativan®. The abuse of prescription Benzodiazepines has grown at an alarming rate in the United States, contributing to thousands of emergency room visits and overdose deaths each year.

"Psychemedics has been the hair testing pioneer and global scientific leader for over thirty years. We believe the continued advancement in the science of hair testing is important to the Company and our clients, and is a significant tool for addressing one of the major issues of our time --- drug abuse. The development of these new hair tests provides the market with unique and reliable tests to identify and measure drugs over a period of time. Drug abuse is a significant issue in our society, and as a scientific leader in drug testing, we at Psychemedics continue to advance the science and use our top flight scientific team and R&D resources to develop new tests that will deter people from abusing both prescription and illegal drugs.

"The Company's balance sheet remains strong with $5.6 million in cash and $7.7 million of working capital. The total equipment financing obligation outstanding was $1.5 million as of September 30, 2017. Our directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow. Therefore, we are pleased to declare a quarterly dividend of $0.15 per share. This dividend represents our 85th consecutive quarterly dividend."

Contact:
Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com

Psychemedics Corporation is the world's largest provider of hair testing for the detection of drugs of abuse. The Company's patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, dividends, future business, growth opportunities, profitability, pricing, new accounts, customer base, market share, test volume, sales and marketing strategies, U.S. and foreign drug testing laws and regulations and the enforcement of such laws and regulations, required investments in plant, equipment and people and new test development) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the development of markets for new products and services offered, costs of capacity expansion, U.S. and foreign government regulation, including but not limited to FDA regulations, Brazilian laws and regulations, proposed laws and regulations, currency risks, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company's ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company's ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company's ability to obtain and protect intellectual property rights, litigation risks, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

Psychemedics Corporation
Consolidated Statements of Income and Comprehensive Income
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Revenues	$ 10,049	$ 11,849	$ 29,942	$ 28,216
Cost of revenues	4,928	4,744	14,896	13,164

Gross profit	5,121	7,105	15,046	15,052

Operating Expenses:
General & administrative	1,471	1,278	4,278	3,716
Marketing & selling	1,065	1,375	3,552	3,804
Research & development	353	348	1,005	1,059

Total Operating Expenses	2,889	3,001	8,835	8,579

Operating income	2,232	4,104	6,211	6,473
Interest income (expense), net	13	(34)	(22)	(104)

Net income before provision for income taxes	2,245	4,070	6,189	6,369

Provision for income taxes	881	1,362	2,418	2,051

Net income	$ 1,364	$ 2,708	$ 3,771	$ 4,318

Earnings per common share (basic)	$0.25	$0.50	$0.69	$0.79
Earnings per common share (diluted)	$0.25	$0.49	$0.68	$0.79

Dividends declared per share	$0.15	$0.15	$0.45	$0.45

Other comprehensive income:
Foreign currency translation (gross)	$ 108	$ -	$ 37	$ -
Total comprehensive income	$ 1,472	$ 2,708	$ 3,808	$ 4,318

Psychemedics Corporation
Consolidated Balance Sheets
(in thousands, except par value)
(UNAUDITED)

	September 30,	December 31,
	2017	2016

ASSETS
Current Assets:
Cash and cash equivalents	$ 5,604	$ 3,938
Accounts receivable, net of allowance for doubtful accounts
of $62 in 2017 and $50 in 2016	5,421	5,837
Prepaid expenses and other current assets	1,351	1,079

Total Current Assets	12,376	10,854

Fixed Assets, net of accumulated amortization and depreciation
of $10,961 in 2017 and $8,900 in 2016	12,258	13,358
Other assets	818	820

Total Assets	$ 25,452	$ 25,032

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$ 1,103	$ 1,363
Accrued expenses	2,905	1,988
Current portion of debt	542	1,144

Total Current Liabilities	4,550	4,495

Long-term debt	928	2,237
Deferred tax liabilities, long-term	2,742	2,693
Total Liabilities	8,220	9,425

Shareholders' Equity:
Preferred stock, $0.005 par value, 873 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000 shares authorized
6,160 shares issued in 2017 and 6,128 shares issued in 2016	31	31
Accumulated other comprehensive gain	37	--
Additional paid-in capital	30,885	30,603
Accumulated deficit	(3,639)	(4,945)
Less - Treasury stock, at cost, 668 shares in 2017 and 2016	(10,082)	(10,082)

Total Shareholders' Equity	17,232	15,607

Total Liabilities and Shareholders' Equity	$ 25,452	$ 25,032